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                               UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                 FORM 8-K

                           CURRENT REPORT PURSUANT
                       TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

      Date of report (Date of earliest event reported): October 5, 1998

                         Tollycraft Yacht Corporation
         (Exact name of registrant as specified in its charter)

                                  Nevada
             (State or other jurisdiction of incorporation)

      0-21087                                86-0849925
(Commission File Number)           (I.R.S. Employer Identification No.)

              8201 Peters Road, Plantation, Florida 33324
      (Address of principal executive offices, including Zip Code)

                             (800) 999-9381
           (Registrant's telephone number, including Area Code)


    (Former name or former address, if changed since last report)

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Item 5. Other Events.

NEWS RELEASE
10-12-98
TOLLYCRAFT YACHT CORPORATION (trading symbol TLLR)

Tollycraft Yacht Corporation announced today that it has signed a Joint Venture Agreement with "Yachts of the Americas" a Mexican Corporation to produce its vessels in Progreso, Mexico. The vessels will be produced in a new 100,000 sq. ft. facility presently being designed for Tollycraft. The building will be situated on 8 acres located in a new marine business park that is presently being developed by the Governor of the State of Yucatan. The property comes with 240 feet of waterfront which will feature an all concrete wharf as well as a rail system for the launching and haul out of vessels up to 150' in length.

Peter Hobbs, Chairman of Tollycraft has spent most of the last nine months in the Yucatan trying to negotiate with various business entities for the construction of its vessels. The Progreso area was chosen because of the proximity to Florida and because of the population base of almost 1,000,000. Being able to receive supplies from the United States in a timely manner and being able for clients to take delivery offshore was very important in the decision of the company to relocate its production facilities. The boats will still be built to U.S. designed specifications along with 100% of all the parts, engines, etc., coming from the United States. In addition the Quality Control will be the same as if the boat were being manufactured here in the U.S. Merida, Yucatan is only a little over one hour flying time from Miami where qualified management personnel will be recruited to assist in the start up phase of the operation.

The move will also allow Tolly to build its smaller sized vessels, something it has not being able to do for years because of the labor costs involved. We will now be able to produce our 30' in a profitable manner. This will also allow for present Tolly's in the 48, 57 and 65' range to be priced extremely competitively. Tolly expects to begin production sometime during the first quarter of 1999.

Tolly has established a temporary office in Ft Lauderdale. It is anticipated that D. R. Cooley, President of Tolly will relocate to Florida sometime after the first of the year. Cooley will continue to be in charge of the U.S. operations.

                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOLLYCRAFT YACHT CORPORATION


By: /s/ Peter D. Hobbs
_____________________________
Peter D. Hobbs, Chairman

Dated:  October 15, 1998